COMBINATION AGREEMENT

among

PASW, INC.,

GLENN P. RUSSELL

and

SIMMONS ENERGY SERVICES INC.,

Dated effective as of March 29, 2001

ARTICLE 1 INTERPRETATION 2

1.1 Definitions 2

1.2 Rules of Interpretation 5

1.3 Currency 5

1.4 Exhibits 5

ARTICLE 2 THE AMALGAMATION AND RELATED TRANSACTIONS 6

2.1 Acquisition of SES 6

2.2 Amalgamation 6

2.3 Proxy Statement; Registration Statement 7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SES 8

3.1 Organization and Standing 8

3.2 Agreement Authorized and its Effect on Other Obligations 8

3.3 Governmental and Third Party Consents 9

3.4 Capitalization 9

3.5 Liabilities 10

3.6 Information Supplied 10

3.7 Defaults 10

3.8 Litigation; Investigations 10

3.9 Absence of Certain Changes and Events 10

3.10 Additional SES Information 11

3.11 Intellectual Property 12

3.12 Title to Properties 12

3.13 Environmental Matters 13

3.14 Compliance With Other Laws 13

3.15 Taxes 14

3.16 Brokers and Finders 14

3.17 Disclosure 14

3.18 Restrictions on Business Activities 14

3.19 Books and Records 15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PASW 15

4.1 Organization and Standing 15

4.2 Agreement Authorized and its Effect on Other Obligations 15

4.3 Governmental and Third Party Consents 16

4.4 Capitalization 16

4.5 Securities Reports and Financial Statements 17

4.6 Liabilities 17

4.7 Information Supplied 18

4.8 No Defaults 18

4.9 Litigation; Investigations 18

4.10 Absence of Certain Changes and Events 18

4.11 Additional PASW Information 19

4.12 Certain Agreements 20

4.13 Employee Benefit Plans 20

4.14 Intellectual Property 20

4.15 Title to Properties 20

4.16 Environmental Matters 21

4.17 Compliance With Other Laws 21

4.18 Taxes 21

4.19 Vote Required 22

4.20 Brokers and Finders 22

4.21 Disclosure 22

4.22 Restrictions on Business Activities 22

4.23 Books and Records 22

4.24 AcquireCo and HoldCo 23

ARTICLE 5 OBLIGATIONS PENDING EFFECTIVE DATE 23

5.1 Agreements of PASW and SES 23

5.2 Additional Agreements of SES 24

5.3 Additional Agreements of PASW 25

5.4 Public Announcements 27

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS 27

6.1 Conditions Precedent to Obligations of Each Party 27

6.2 Conditions Precedent to Obligations of SES 28

6.3 Conditions Precedent to Obligations of PASW 29

ARTICLE 7 INDEMNIFICATION 30

7.1 Survival of Representations and Warranties 30

7.2 Indemnification 30

ARTICLE 8 ADDITIONAL AGREEMENTS 30

8.1 Meeting 30

8.2 The Closing 31

8.3 Ancillary Documents/Reservation of Shares 31

8.4 PASW Board of Directors 32

8.5 Tax Elections 32

ARTICLE 9 MISCELLANEOUS 32

9.1 Notices 32

9.2 Severability 33

9.3 Counterparts 34

9.4 Miscellaneous 34

9.5 Governing Law 34

9.6 Amendment and Waivers 34

9.7 Expenses 34

9.8 Further Assurances 35

COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT is entered into effective as of March 22, 2001 by PASW, Inc., a California corporation ("PASW"), Glenn P. Russell, an individual residing in California (the "Majority Shareholder") and Simmons Energy Services Inc., an Alberta corporation ("SES ").

RECITALS

A. The respective boards of directors of PASW and SES each deem it advisable and in the best interests of their respective corporations and stockholders to combine their respective businesses.

B. PASW is a company listed on the Nasdaq small cap market.

C. SES has not conducted any business operations except in connection with the Perforec Acquisition, its entering into of agreements to acquire the international operations of SGI and SDC and its entering into of agreements for the purchase of other assets, employment agreements, and agreements respecting proposed financings.

D. Each of Walter Dawson and Victor Redekop have agreed to acquire (immediately after the signing of this agreement) shares of Series C preferred stock of PASW in consideration for the assignment by them of indebtedness owing to them by SES, which shares shall be converted to shares of PASW Common Stock immediately after the Amalgamation is effective, subject to the approval of PASW's Stockholders.

E. The parties intend that the Private Placement be conducted by PASW, with the proceeds to be loaned to SES by PASW, prior to the Effective Date and on such other terms as are satisfactory to SES.

F. Immediately prior to effecting the Amalgamation, SES will complete the Edeco Purchase Transaction, the SDOL Purchase Transaction and the Asset Purchase Transaction and PASW will distribute its assets, other than cash received by PASW upon the exercise of Warrants, to the holders of its then issued and outstanding shares.

G. The Majority Shareholder has agreed to provide representations and warranties respecting PASW to SES so as to induce SES to enter into this Agreement.

H. PASW and SES propose that PASW acquire SES and its operations by:

(1) SES and AcquireCo, which will be a wholly-owned subsidiary of HoldCo (which will be a wholly-owned subsidiary of PASW), amalgamating under the ABCA and continuing as the Amalgamated Corporation; and

(2) PASW issuing post-consolidated shares of PASW Common Stock to acquire a receivable related to the SES operations and to satisfy certain indebtedness of SES.

I. Upon the Amalgamation becoming effective, each common share of AcquireCo will become a common share in the capital of the Amalgamated Corporation and each common share of SES will become an exchangeable share of the Amalgamated Corporation.

The parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement and the recitals hereto, the following words and expressions have the following respective definitions:

"ABCA" means the Business Corporations Act (Alberta), as amended.

"AcquireCo" means a corporation to be incorporated under the laws of Alberta and a wholly-owned subsidiary of HoldCo.

"Agreement" means this Combination Agreement.

"Amalgamated Corporation" means the corporation resulting from the Amalgamation.

"Amalgamation " means the amalgamation of SES and AcquireCo.

"Applicable Environmental Laws" means any applicable Canadian or United States federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media; (ii) the environment, including natural resources or any activity which affects the environment or (iii) the regulation of any pollutants, contaminants, waste or other substances (whether or not hazardous or toxic).

"Asset Purchase Transaction" means the acquisition by SES of certain assets pursuant to an agreement dated the date of this Agreement between SDC and SES in consideration for the issuance by SES of SES Common Shares.

"Closing" means the completion of the transactions contemplated by this Agreement.

"Closing Date" has the meaning ascribed thereto in Section 8.2

"Dawson Share Issuance" means the issuance by PASW of 455,478 post-consolidated shares of PASW Common Stock at a deemed price of $3.56 per share to Walter Dawson upon the conversion of the 455,478 Series C Shares to be acquired by Mr. Dawson.

"Edeco Purchase Transaction" means the acquisition by SES of all the issued and outstanding shares of Edeco Petroleum Services Limited pursuant to an agreement dated the date of this Agreement between SDC and SES in consideration for the issuance by SES of SES Common Shares.

"Effective Date" means the date shown on the articles of amalgamation of the Amalgamated Corporation.

"Encumbrance" means a lien, charge, mortgage, security interest, option, preferential purchase right or other right or interest of any other person.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchangeable Shares" means the exchangeable shares to be issued by the Amalgamated Corporation pursuant to the Amalgamation.

"Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"HoldCo" means a corporation to be incorporated under the laws of Alberta and a wholly-owned subsidiary of PASW.

"Indemnified Party" has the meaning ascribed thereto in Section 7.2.

"Indemnifying Party" has the meaning ascribed thereto in Section 7.2.

"ITA" means the Income Tax Act (Canada), as amended.

"Material Adverse Effect" means, when used with respect to any party, any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of such party and its subsidiaries, taken as a whole, provided that, a Material Adverse Effect shall not include any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which PASW or SES operate.

"PASW Common Stock" means the shares of common stock, $0.001 par value, of PASW.

"PASW Intellectual Property" has the meaning ascribed thereto in Section 4.14.

"PASW Option Plan" means the incentive stock option plan of PASW.

"PASW Preferred Stock" means the Series A, Series B and Series C shares of preferred stock, $0.01 par value, of PASW.

"PASW Securities Reports" means the forms, reports, annual reports and documents required to be filed by PASW with the SEC pursuant to relevant United States securities statutes, regulations, policies and rules.

"PASW Stockholders Meeting" means the meeting of stockholders of PASW to be held in connection with the transactions contemplated by this Agreement.

"Perforec" means Perforaciones Ecuadorianas S.A. PERFOREC, a company incorporated under the laws of Ecuador and a wholly-owned subsidiary of Hourservice S.A.

"Perforec Acquisition" means the acquisition by SES of all the issued and outstanding shares of Perforec.

"Private Placement" means the issue and sale, without the filing of a registration statement, by PASW of Series B Shares.

"Proxy Statement" means the management information circular and proxy statement in respect of the PASW Stockholders Meeting.

"Receivable Acquisition" means the acquisition by PASW of the SDOL Receivable pursuant to an agreement dated the date of this Agreement between SDC and PASW in consideration for the issuance by PASW of post-consolidated shares of PASW Common Stock.

"Redekop Share Issuance" means the issuance by PASW of 561,798 post-consolidated shares of PASW Common Stock at a deemed price of $3.56 per share to Victor Redekop upon the conversion of the 561,798 Series C Shares to be acquired by Mr. Redekop.

"Registration Statement" means the registration statement to be filed with the SEC by PASW to register the PASW Common Stock to be issued from time to time after the Effective Date upon exchange of the Exchangeable Shares and upon conversion of the shares of the Series B and Series C Preferred Stock.

"Related Transactions" means the Asset Purchase Transaction, the Edeco Purchase Transaction, the SDOL Purchase Transaction, the Receivable Acquisition, the Dawson Share Issuance and the Redekop Share Issuance, collectively.

"SDC" means Simmons Drilling Corp., a corporation incorporated under the laws of Alberta.

"SDOL" means Simmons Drilling (Overseas) Limited, a company incorporated under the laws of Jersey.

"SDOL Purchase Transaction" means the acquisition by SES of all the issued and outstanding shares of SDOL pursuant to an agreement dated the date of this Agreement between SGI and SES in consideration for the issuance by SES of SES Common Shares.

"SDOL Receivable" means such amount as may be owing by SDOL to SDC as at the Effective Date on account of loan advances and inter-company charges.

"SEC" means the Securities and Exchange Commission of the United States.

"SEC Filings" means the filing with the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby.

"Securities Act" means the Securities Act of 1933, as amended.

"Series B Shares" means the shares of Series B preferred stock, $0.01 par value, of PASW.

"Series C Shares" means the shares of Series C preferred stock, $0.01 par value, of PASW.

"SES Common Shares" means the common shares in the capital of SES.

"SES Intellectual Property" has the meaning ascribed thereto in Section 3.11.

"SES Option Plan" means the incentive stock option plan of SES.

"SES Preferred Shares" means the preferred shares in the capital of SES.

"SES Subsidiaries" means Hourservice S.A., a company incorporated under the laws of Ecuador, and Perforec.

"SGI" means Simmons Group Inc., a corporation incorporated under the laws of Alberta.

"Warrants" means the 1,134,100 issued and outstanding warrants to acquire shares of PASW Common Stock, each of which Warrants entitles the holder to acquire one share of PASW Common Stock at an exercise price of $7.50 until August 1, 2001.

1.2 Rules of Interpretation

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," ''includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." Any references in this Agreement to "the date hereof" refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3 Currency

Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

1.4 Exhibits

The following Exhibits attached hereto are incorporated herein by reference:

(a) Exhibit A — Share Capital and Other Provisions to be included in the Articles of Amalgamation of the Amalgamated Corporation

(b) Exhibit B — Support Agreement

(c) Exhibit C — Voting and Exchange Trust Agreement.

ARTICLE 2
THE AMALGAMATION AND RELATED TRANSACTIONS

2.1 Acquisition of SES

It is hereby acknowledged and agreed that the Amalgamation and the Related Transactions shall be consummated simultaneously or none of them shall be.

2.2 Amalgamation

Subject to the conditions contained in Article 6 hereof, the parties agree to amalgamate SES and AcquireCo on the Effective Date upon the terms set forth herein.

(a) Name. The name of the Amalgamated Corporation shall be as determined by SES.

(b) Classes and Number of Shares Authorized. The Amalgamated Corporation shall be authorized to issue an unlimited number of common shares and an unlimited number of Exchangeable Shares, having the terms and conditions substantially in the form set forth in Exhibit A.

(c) Issued Shares. At the Effective Date:

(i) each SES Common Share outstanding immediately prior to the Effective Date shall be exchanged for one issued and fully paid and non-assessable Exchangeable Share of the Amalgamated Corporation;

(ii) each SES Option outstanding immediately prior to the Effective Date will be exchanged for one PASW Option; and

(iii) each common share of AcquireCo outstanding immediately prior to the Effective Date shall be exchanged for one issued and fully paid and non-assessable common share of the Amalgamated Corporation.

(d) Directors. The Amalgamated Corporation shall have a minimum of three directors and a maximum of 15 directors and the first directors of the Amalgamated Corporation shall be the persons whose names and municipality of residence appear below:

Name	Municipality of Residence
Walter Dawson Victor Redekop G. W. Douglas Paul Orville A. Pyrcz	Calgary, Alberta Calgary, Alberta Calgary, Alberta Calgary, Alberta

(e) By-Laws. The by-laws of the Amalgamated Corporation shall be the by-laws of AcquireCo.

(f) Perforec. PASW shall have assumed obligations of SES to issue SES Common Shares in satisfaction of indebtedness owed to the vendors under the Perforec Acquisition

2.3 Proxy Statement; Registration Statement

(a) As promptly as practicable after execution of this Agreement, PASW and SES shall prepare and PASW shall file the Proxy Statement, together with any other documents required by the Securities Act or the Exchange Act in connection with the Amalgamation and the other transactions contemplated hereby. As promptly as practicable after the Proxy Statement is cleared by the SEC, PASW shall cause the Proxy Statement to be mailed PASW's securityholders entitled to vote. As promptly as practicable, PASW shall file the Registration Statement and PASW and SES shall use their best efforts to cause the Registration Statement to become effective immediately after the PASW Stockholders Meeting. If such Registration Statement is filed and becomes effective, PASW will use its best efforts to maintain the effectiveness of the Registration Statement for so long as any Exchangeable Shares remain outstanding or until such earlier time as PASW shall have received a written opinion of its outside counsel to the effect that the holders of Exchangeable Shares may exchange such shares for freely tradeable shares of PASW Common Stock without registration under the Securities Act.

(b) Each party shall promptly furnish to the other party all information concerning such party as may be reasonably required in connection with any action contemplated by this Section 2.3. The Proxy Statement and the Registration Statement shall comply in all material respects with all applicable requirements of law. PASW will notify SES promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Registration Statement, or for additional information, and will supply SES with copies of all correspondence with the SEC with respect to the Proxy Statement or the Registration Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, PASW or SES, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to securityholders entitled to vote of PASW, such amendment or supplement.

(c) PASW, AcquireCo and SES shall take any action required to be taken under any applicable provincial or state securities laws (including "blue sky" laws) in connection with the issuance of the Exchangeable Shares, PASW Common Stock and the Amalgamation; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither PASW nor SES shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified or consent to service of legal process in any jurisdiction, except as to matters and transactions arising solely from the offer and sale of the PASW Common Stock or the issuance of the Exchangeable Shares.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SES

SES hereby represents and warrants to, and agrees with, PASW that:

3.1 Organization and Standing

SES is a corporation duly incorporated and organized and validly existing under the laws of Alberta and has the requisite corporate power and authority to own its properties and conduct its business as now owned and conducted. Each of the SES Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of Ecuador and has the requisite corporate power and authority to own its properties and conduct its business as now owned and conducted.

3.2 Agreement Authorized and its Effect on Other Obligations

(a) SES has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Amalgamation and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by SES and the consummation by SES of the Amalgamation and the other transactions contemplated hereby have been unanimously approved by the board of directors of SES and have been duly authorized by all other necessary corporate action on the part of SES. This Agreement has been duly executed and delivered by SES and is a valid and binding obligation of SES, enforceable in accordance with its terms, except that such enforceability is subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles, and (iii) the qualifications that the consummation of the Amalgamation is subject to approval of SES's securityholders.

(b) Neither the execution, delivery or performance of this Agreement or the Amalgamation by SES, nor the consummation of the transactions contemplated hereby or thereby by SES nor compliance with the provisions hereof or thereof by SES will: (i) conflict with, or result in any violations of, the articles or bylaws of SES or any equivalent document of any of the SES Subsidiaries; or (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under; give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit or the incurrence of any material cost under; or result in the creation of any Encumbrance upon any of the material properties or assets of SES or any of the SES Subsidiaries under; any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SES or any of the SES Subsidiaries or their respective properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on SES.

3.3 Governmental and Third Party Consents

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by SES or any of the SES Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); unless the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Amalgamation or otherwise prevent SES from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on SES.

(b) Other than as contemplated by Sections 3.3(a) or 3.19, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of SES's material contracts or leases or for SES to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on SES.

3.4 Capitalization

The authorized capital of SES consists of an unlimited number of SES Common Shares and an unlimited number of SES Preferred Shares. As of the date of this agreement, two SES Common Shares and no SES Preferred Shares were issued and outstanding. As of the date of this agreement, an aggregate of 1,575,000 SES Common Shares were reserved for issuance pursuant to options granted under the SES Option Plan. All of the issued and outstanding SES Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon SES and were issued in compliance with all applicable charter documents of SES and all applicable federal, provincial and foreign securities laws, rules and regulations. SES has entered into agreements to issue an aggregate of 8,435,797 SES Common Shares at a deemed price of $3.56 per share in connection with the Asset Purchase Transaction, the Edeco Purchase Transaction and the SDOL Purchase Transaction.

3.5 Liabilities

Neither SES nor any SES Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential material liabilities or obligations, other than those incurred in the ordinary course of business since December 31, 2000.

3.6 Information Supplied

None of the information supplied or to be supplied by SES for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the time the Proxy Statement is mailed to the securityholders of PASW and at the time of the PASW Shareholders Meeting or at the time the Registration Statement is declared effective, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

3.7 Defaults

Neither SES nor any SES Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of: (a) its articles or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which SES or any SES Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on SES.

3.8 Litigation; Investigations

There is no claim, action, suit or proceeding pending, or to the knowledge of SES threatened against SES or any of the SES Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SES or any of the SES Subsidiaries. There is no investigation pending or, to the knowledge of SES, threatened, against SES or any of the SES Subsidiaries before any Governmental Entity.

3.9 Absence of Certain Changes and Events

Since December 31, 2000, there has not been:

(a) Any Material Adverse Effect on SES;

(b) Any material damage, destruction, or loss to the business or properties of SES and the SES Subsidiaries, taken as a whole, not covered by insurance;

(c) Any material labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceedings by a labor union or, to the knowledge of SES, by a representative thereof to organize any employees of any SES Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

(d) Any other event or condition known to SES particularly pertaining to and adversely affecting the operations, assets or business of SES or any of the SES Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on SES; and

(e) Any material cancellation of orders which have not been completed and which have not been replaced by new orders.

3.10 Additional SES Information

SES has furnished or made available to PASW true, complete and correct copies of all of the following documents:

(a) All contracts (except those contracts between SES and any of the SES Subsidiaries) which involve, or may involve, aggregate payments by any party thereto of $5 million or more, which payments or obligations are to be performed in whole or in part after the Effective Date;

(b) All material option, bonus, incentive compensation, deferred compensation, indemnification and employment agreements (including change of control agreements), and profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements;

(c) All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

(d) All material trade names and fictitious names used or held, whether and where such names are registered and where used;

(e) Except for obligations between SES and any SES Subsidiary, all material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same;

(f) All material indebtedness, liabilities and commitments of third parties (other than SES Subsidiaries) and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $1 million, whether stand-by or documentary, issued by any third party;

(g) All returns, reports or other information covering income, franchise, sales, use, property and other taxes imposed by Canada, or any provincial, state, local or foreign government or subdivision or agency thereof, filed since January 1, 1998;

(h) Summaries of all material insurance policies or bonds currently maintained, including those covering properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies; and

(i) Any collective bargaining agreements with any labor union or other representative of employees, including all amendments and supplements, and all material employment and consulting agreements.

3.11 Intellectual Property

SES or the SES Subsidiaries own or possess licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "SES Intellectual Property") that are either material to the business of SES or any SES Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by SES and the SES Subsidiaries. The SES Intellectual Property is owned or licensed by SES or the SES Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not have a Material Adverse Effect on SES. Except in the ordinary course of business, neither SES nor any of the SES Subsidiaries has granted to any other person any license to use any SES Intellectual Property. Neither SES nor any of the SES Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by SES and the SES Subsidiaries of the SES Intellectual Property that could reasonably be expected to result in a Material Adverse Effect on SES.

3.12 Title to Properties

Except for goods and other property sold, used or otherwise disposed of since December 31, 2000 in the ordinary course of business for fair value, SES and the SES Subsidiaries have good and defensible title to all of their properties, interests in properties and assets, real and personal, reflected in SES's December 31, 2000 financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of SES as of December 31, 2000; (b) liens for current taxes not yet due and payable and (c) such imperfections of title, easements and Encumbrances as would not have a Material Adverse Effect on SES. All leases pursuant to which SES or any SES Subsidiary leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by SES or any SES Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect on SES and in respect to which SES or a SES Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of SES and each of the SES Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of SES and the SES Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

3.13 Environmental Matters

(a) There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of SES, previously owned or leased or occupied or controlled by SES or any of the SES Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on SES;

(b) SES and the SES Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

(c) SES's and the SES Subsidiaries' operations and the use of their assets do not violate any Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on SES;

(d) To the knowledge of SES, none of the operations or assets of SES or any SES Subsidiary has ever been conducted or used by SES or any SES Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on SES or have been rectified;

(e) No written notice has been served on SES or any SES Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on SES; and

(f) SES does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of SES's or the SES Subsidiaries' assets for their current purposes and uses.

3.14 Compliance With Other Laws

Neither SES nor any SES Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any writ or decree of any court or any Governmental Entity or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations, defaults and delinquencies which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on SES.

3.15 Taxes

Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on SES, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by SES and each of the SES Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by SES or a SES Subsidiary; and the tax provision reflected in SES's financial statements is adequate, in accordance with Canadian or United States (if applicable) generally accepted accounting principles, to cover liabilities of SES and the SES Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to SES and the SES Subsidiaries or their assets or businesses. Neither SES nor any SES Subsidiary has received any notice of reassessment from the Internal Revenue Service, Canada Customs and Revenue Agency, the Alberta Corporate Tax Administration or any other revenue or collection agency that would result in a Material Adverse Effect on SES. There are no tax liens on any assets of SES or the SES Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on SES.

3.16 Brokers and Finders

None of SES or any of the SES Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

3.17 Disclosure

No representation or warranty made by SES in this Agreement, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by SES or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

3.18 Restrictions on Business Activities

There is no material agreement, judgment, injunction, order or court decree binding upon SES or any SES Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of SES or any SES Subsidiary, any acquisition of property by SES or any SES Subsidiary, the conduct of any current business by SES or any SES Subsidiary or the transactions contemplated in this Agreement.

3.19 Books and Records

The books, records and accounts of SES and the SES Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of SES and the SES Subsidiaries and (c) accurately and fairly reflect the basis for the SES financial statements. SES has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PASW

PASW and the Majority Shareholder, jointly and severally, represent and warrant to, and agree with, SES that:

4.1 Organization and Standing

PASW is a corporation duly incorporated and organized and validly existing under the laws of California and has the requisite corporate power and authority to own its properties and conduct its business as now owned and conducted. PASW does not own or control, directly or indirectly, shares of stock or units of ownership or beneficial interest in any body corporate, partnership, joint venture, association or other business entity.

4.2 Agreement Authorized and its Effect on Other Obligations

(a) PASW has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of PASW's stockholders as provided in this Agreement, to consummate the Amalgamation and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by PASW and, subject to approval of PASW's stockholders as provided in this Agreement, the consummation by PASW of the Amalgamation and the other transactions contemplated hereby have been unanimously approved by the board of directors of PASW and have been duly authorized by all other necessary corporate action on the part of PASW. This Agreement has been duly executed and delivered by PASW and is a valid and binding obligation of PASW, enforceable in accordance with its terms, except that such enforceability is subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles, and (iii) the qualifications that the issuance of shares of PASW Common Stock (as defined below) to be delivered from time to time in exchange for the Exchangeable Shares is subject to approval of PASW's stockholders as provided in this Agreement.

(b) Neither the execution, delivery or performance of this Agreement or the Amalgamation by PASW, nor the consummation of the transactions contemplated hereby or thereby by PASW nor compliance with the provisions hereof or thereof by PASW will: (i) conflict with, or result in any violations of the articles or by-laws of PASW; or (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under; give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit or incurrence of any material cost under; or result in the creation of any Encumbrance upon any of the material properties or assets of PASW under; any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PASW or any of its properties or assets.

4.3 Governmental and Third Party Consents

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by PASW in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the SEC and the mailing to stockholders of PASW of the Proxy Statement; (ii) the filing and effectiveness of the Registration Statement; (iii) the SEC Filings; (iv) the filing of the articles of amalgamation and other documents as required by the ABCA; (v) such filings, authorizations, orders and approvals as may be required under applicable federal, provincial or state securities laws and the rules of the Nasdaq; and (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada).

(b) Other than as contemplated by Sections 4.3 (a) or 4.19, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of PASW's material contracts or leases or for PASW to consummate the transactions contemplated hereby.

4.4 Capitalization

(a) The authorized capital stock of PASW consists of 50,000,000 shares of PASW Common Stock and 10,000,000 shares of PASW Preferred Stock. As of the date of this Agreement, 4,993,000 shares of PASW Common Stock were issued and outstanding and no shares of PASW Preferred Stock were issued and outstanding. As of the date of this Agreement, an aggregate of 139,700 shares of PASW Common Stock were reserved for issuance pursuant to options granted under the PASW Option Plan and an aggregate of 1,134,100 shares of PASW Common Stock were reserved for issuance pursuant to the Warrants. Except as set forth in the immediately preceding sentence or as contemplated in this Agreement, there are no outstanding options, warrants, convertible securities, calls, rights, commitments agreements or understandings of any character obligating PASW to issue, deliver or sell or cause to be issued, delivered or sold, additional PASW Common Stock or PASW Preferred Stock or securities convertible or exchangeable into PASW Common Stock or PASW Preferred Stock. All of the issued and outstanding shares of PASW Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon PASW and were issued in compliance with all applicable charter documents of PASW and all applicable federal, state and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the shares of PASW Common Stock or any other capital stock of PASW.

(b) Other than as set forth above, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from PASW any shares of, or any securities convertible into, the capital stock of PASW.

4.5 Securities Reports and Financial Statements

PASW has filed the PASW Securities Reports, all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the PASW Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of PASW contained in the PASW Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant United States securities statutes with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the financial position of PASW as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in PASW's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

4.6 Liabilities

PASW has no liabilities or obligations, either accrued, absolute, contingent or otherwise, and has no knowledge of any potential liabilities or obligations, other than those disclosed in the PASW Securities Reports or incurred in the ordinary course of business since September 30, 2000. The distribution of assets to stockholders proposed by PASW to occur prior to the Effective Date shall not give rise to any liability to any person by PASW.

4.7 Information Supplied

None of the information supplied or to be supplied by PASW for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the time the Proxy Statement is mailed to the stockholders of PASW and at the time of the PASW Stockholders Meeting and at the time the Registration Statement is declared effective, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of applicable United States securities laws and the rules and regulations promulgated thereunder.

4.8 No Defaults

PASW does not, nor has it received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its charter documents or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which PASW is now a party or by which it or any of its properties or assets may be bound.

4.9 Litigation; Investigations

There is no claim, action, suit or proceeding pending, or to the knowledge of PASW threatened against PASW, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PASW. There is no investigation pending or, to the knowledge of PASW, threatened, against PASW before any Governmental Entity.

4.10 Absence of Certain Changes and Events

Since September 30, 2000, there has not been:

(a) Any Material Adverse Effect on PASW;

(b) Any damage, destruction, or loss to the business or properties of PASW not covered by insurance;

(c) Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of PASW, or any direct or indirect redemption, purchase or any other acquisition by PASW of any such stock;

(d) Any change in the capital stock or in the number of shares or classes of PASW's authorized or outstanding capital stock as described in Section 4.4;

(e) Any labor dispute or charge of unfair labor practice, any activity or proceedings by a labor union or, to the knowledge of PASW, by a representative thereof to organize any employees of PASW or any campaign being conducted to solicit authorization from employees to be represented by such labor union; and

(f) Any other event or condition known to PASW particularly pertaining to and adversely affecting the operations, assets or business of PASW (other than events or conditions which are of a general or industry-wide nature and of general public knowledge).

4.11 Additional PASW Information

PASW has furnished or made available to SES true, complete and correct copies of all of the following documents:

(a) All contracts which involve, or may involve, aggregate payments by any party thereto of $10,000 or more, which payments or obligations are to be performed in whole or in part after the Effective Date;

(b) All material option, bonus, incentive compensation, deferred compensation, indemnification and employment agreements (including change of control agreements), and profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements;

(c) All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

(d) All material trade names and fictitious names used or held, whether and where such names are registered and where used;

(e) All material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same;

(f) All material indebtedness, liabilities and commitments of third parties and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $10,000, whether stand-by or documentary, issued by any third party;

(g) All returns, reports or other information covering income, franchise, sales, use, property and other taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, filed since January 1, 1998;

(h) Summaries of all material insurance policies or bonds currently maintained, including those covering properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies; and

(i) Any collective bargaining agreements with any labor union or other representative of employees, including all amendments and supplements, and all material employment and consulting agreements.

4.12 Certain Agreements

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of PASW; (b) materially increase any benefits otherwise payable to any director, employee or independent contractor of PASW; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

4.13 Employee Benefit Plans

PASW has no employees and has no employee benefits plans covering active, former or retired employees of PASW.

4.14 Intellectual Property

PASW owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "PASW Intellectual Property") that are either material to the business of PASW or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by PASW. The PASW Intellectual Property is owned or licensed by PASW free and clear of any Encumbrance. PASW has not granted to any other person any license to use any PASW Intellectual Property. PASW has not received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by PASW of the PASW Intellectual Property.

4.15 Title to Properties

Except for goods and other property sold, used or otherwise disposed of since September 30, 2000 in the ordinary course of business for fair value, PASW has good and defensible title to all of its properties, interests in properties and assets, real and personal, reflected in PASW's September 30, 2000 financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of PASW as of September 30, 2000; and (b) liens for current taxes not yet due and payable. All leases pursuant to which PASW leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by PASW and in respect to which PASW has not taken adequate steps to prevent a default from occurring. The buildings and premises of PASW that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of PASW are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

4.16 Environmental Matters

(a) There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of PASW, previously owned or leased or occupied or controlled by PASW;

(b) PASW has in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

(c) PASW's operations and the use of its assets do not violate any Applicable Environmental Laws;

(d) To the knowledge of PASW, none of the operations or assets of PASW has ever been conducted or used by PASW in such a manner as to constitute a violation of any of the Applicable Environmental Laws;

(e) No written notice has been served on PASW from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws; and

(f) PASW does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of PASW's assets for their current purposes and uses.

4.17 Compliance With Other Laws

PASW is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any writ or decree of any court or Governmental Entity or delinquent with respect to any report required to be filed with any Governmental Entity.

4.18 Taxes

Proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by PASW for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by PASW; and the tax provision reflected in PASW's financial statements is adequate, in accordance with United States generally accepted accounting principles, to cover liabilities of PASW for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to PASW and the Subsidiaries or their assets or businesses. PASW has not received any notice of reassessment from the Internal Revenue Service or any other revenue or collection agency. There are no tax liens on any assets of PASW. The distribution of assets to stockholders proposed by PASW to occur prior to the Effective Date shall not give rise to any liability for taxes payable by PASW.

4.19 Vote Required

At a stockholders meeting at which a quorum is present, the affirmative vote of the holders of a majority of the issued and outstanding shares of PASW Common Stock is necessary to approve the issuance of the shares of PASW Common Stock issuable upon exchange of the Exchangeable Shares being issued pursuant to the Amalgamation.

4.20 Brokers and Finders

None of PASW or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

4.21 Disclosure

No representation or warranty made by PASW in this Agreement, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by PASW or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

4.22 Restrictions on Business Activities

There is no material agreement, judgment, injunction, order or court decree binding upon PASW that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of PASW, any acquisition of property by PASW, the conduct of any current business by PASW or the transactions contemplated in this Agreement.

4.23 Books and Records

The books, records and accounts of PASW (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of PASW and (c) accurately and fairly reflect the basis for the PASW financial statements. PASW has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

4.24 AcquireCo and HoldCo

Each of AcquireCo and HoldCo will be incorporated solely for the purpose of participating in the transactions contemplated herein, will carry on no other business, and, except as contemplated herein, will not have any liabilities or obligations, either accrued, absolute, contingent or otherwise as of the Effective Date.

ARTICLE 5
OBLIGATIONS PENDING EFFECTIVE DATE

5.1 Agreements of PASW and SES

PASW and SES agree to take the following actions after the date hereof:

(a) Each party will promptly execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its reasonable best efforts to promptly obtain such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each party shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada);

(b) Each party will allow the other and its agents reasonable access to the files, books, records, offices and officers of itself and its subsidiaries, including any and all information relating to such party's tax matters, contracts, leases, licenses and real, personal and intangible property and financial condition. Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants;

(c) PASW and SES shall cooperate in the preparation and prompt filing by PASW of the Proxy Statement and the Registration Statement with the SEC;

(d) Each of PASW and SES will promptly notify the other in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect; (ii) of any event, change or effect having a Material Adverse Effect on such party; and (iii) of any breach by such party of any material covenant or agreement contained in this Agreement;

(e) During the term of this Agreement, each of PASW and SES will use its reasonable best efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in Article 5 hereof, and each of PASW and SES will use its reasonable best efforts to cause the Amalgamation and the other transactions contemplated by this Agreement to be consummated as soon as reasonably practicable;

(f) Each of PASW and SES will use its reasonable best efforts (including, without limitation, investigations and consultations with its professional advisors) such that it and its affiliates will not take or agree to take any action that would prevent PASW from accounting for the business combination to be effected by the Amalgamation as a pooling of interests in accordance with the United States generally accepted accounting principles and applicable rules and regulations of the SEC and each of SES and PASW agrees to consult with the other and with their respective independent accountants concerning any potential transaction or other matter or action that might have such effect forthwith upon such potential transaction, matters or actions having been identified (after having made all its reasonable best efforts to make such identification); and

(g) Each of PASW and SES shall use its reasonable best efforts to conduct the Private Placement.

5.2 Additional Agreements of SES

SES agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by PASW, from the date hereof to the Effective Date it will, and will cause each of the SES Subsidiaries to:

(a) Other than as contemplated by this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

(b) Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

(c) Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

(d) Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

(e) Other than as contemplated by this Agreement, not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business; and

(f) Not issue or sell (except upon the exercise of outstanding options pursuant to the SES Option Plan or as contemplated in this Agreement), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock.

5.3 Additional Agreements of PASW

PASW agrees that, except as expressly contemplated by this Agreement or otherwise agreed to in writing by SES, from the date hereof to the Effective Date it will:

(a) Other than as contemplated by this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization;

(b) Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

(c) Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

(d) Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

(e) Not: (i) enter into any contracts of employment; or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

(f) Not incur any borrowings;

(g) Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $10,000 individually or on a project basis;

(h) Other than as contemplated by this Agreement, not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice;

(i) Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, and maintain the directors' and officers' liability insurance presently carried by it;

(j) Other than as contemplated by this Agreement, not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

(k) Not issue or sell (except upon the exercise of outstanding options pursuant to the PASW Option Plan or pursuant to the Private Placement), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

(l) Other than as contemplated by this Agreement, not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

(m) Deliver to SES, within 90 days after the fiscal year ended December 31, 2000, an audited consolidated balance sheet and related audited statements of income and changes for the fiscal year and the previous fiscal year. Deliver to SES, within 45 days after the end of each fiscal quarter of PASW beginning March 31, 2001, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of PASW, and as of the corresponding fiscal quarter of the previous fiscal year. PASW hereby represents and warrants that such audited and unaudited consolidated financial statements shall: (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements; (ii) present fairly in all material respects the financial condition of PASW as at the dates indicated and the results of operations for the respective periods indicated; (iii) shall have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which PASW considers necessary for a fair presentation of its results for each respective fiscal period;

(n) Refrain from taking any action which would be reasonably likely to prevent or materially delay the consummation of the Amalgamation and the other transactions contemplated by this Agreement; and

(o) Use its reasonable best efforts to cause the shares of PASW Common Stock to be issued from time to time after the Effective Date upon exchange of the Exchangeable Shares to be listed upon the Closing on the Nasdaq small cap market.

5.4 Public Announcements

Neither PASW nor SES, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Amalgamation or the other transactions contemplated hereby without the prior notice to and the opportunity for review by the other party, except as may be required by law.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS

6.1 Conditions Precedent to Obligations of Each Party

The obligations of each party to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

(a) Securityholder Approval. The Amalgamation and the other transactions contemplated hereby shall have been approved and adopted by the PASW securityholders in accordance with applicable law and PASW's articles and bylaws. In addition, the matters referred to in Section 8.1 shall have been approved by the holders of shares of the PASW Common Stock in accordance with the rules of the Nasdaq, applicable law and PASW's Certificate of Incorporation and bylaws;

(b) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Amalgamation shall have been issued by any Governmental Entity and remain in effect, nor shall any proceeding seeking any of the foregoing be pending. There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Amalgamation, which would prohibit or render illegal the transactions contemplated by this Agreement;

(c) Commissions, etc. All required orders shall have been obtained from the relevant United States securities regulatory authorities, and any comments or concerns expressed by such authorities shall have been resolved, in connection with transactions contemplated by this Agreement. PASW and SES shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Amalgamation. The Amalgamation shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Amalgamation, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties;

(d) SEC Matters. The Registration Statement shall have been declared effective under the Securities Act on or before the Effective Date, and at its effective date and on the Closing Date the Registration Statement shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Proxy Statement shall, on the Closing Date, not be subject to any similar proceedings commenced or threatened by the SEC;

(e) Consents of Certain Parties in Privity. PASW and SES shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all their material contracts and leases and for them to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on either PASW or SES; and

6.2 Conditions Precedent to Obligations of SES

The obligations of SES to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of PASW contained in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date except, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on PASW;

(b) Covenants. PASW shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by PASW on or before the Effective Date;

(c) Certificate. PASW shall have delivered to SES a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 6.2 (a) and (b);

(d) Opinion of PASW Counsel. SES shall have received opinions, dated as of the Effective Date, from Resch Polster Alpert & Berger LLP, counsel for PASW, in form and substance reasonably satisfactory to SES;

(e) Private Placement. PASW shall have conducted the Private Placement on terms satisfactory to SES.

(f) Transfer of Shares. The Russell Trust shall have entered into an agreement to sell 2,500,000 of the 3,000,000 shares of PASW Common Stock held by The Russell Trust to 912502 Alberta Ltd., which sale shall be completed concurrently with the Closing;

(g) Lock-up Agreement. The Russell Trust shall have entered into an agreement to vote the 3,000,000 shares of PASW Common Stock held by The Russell Trust in favor of the matters set forth in Section 8.1 to be considered at the PASW Stockholders Meeting;

(h) Releases. SES shall have received general releases dated the Effective Date in favour of PASW from each of Glenn P. Russell, The Russell Trust and such other persons identified by SES and there shall be no tax liens or U.C.C. filings registered against PASW.

(i) No Trading Restrictions. The PASW Common Stock issued pursuant to the Receivable Acquisition, the Dawson Share Issuance and the Redekop Share Issuance shall be free of all trading restrictions; and

(j) Listing Status. SES shall have received such assurance as it considers necessary that PASW shall maintain its listing status on the Nasdaq small cap market and the PASW Common Stock issued pursuant to the Receivable Acquisition, the Dawson Share Issuance and the Redekop Share Issuance and the PASW Common Stock to be issued from time to time after the Effective Date upon exchange of the Exchangeable Shares shall have been approved for listing on the Nasdaq small cap market without onerous conditions and otherwise on terms satisfactory to SES.

6.3 Conditions Precedent to Obligations of PASW

The obligations of PASW to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of SES contained in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date except, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on SES;

(b) Covenants. SES shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by SES on or before the Effective Date;

(c) Certificate. SES shall have delivered to PASW a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 6.3 (a) and (b); and

(d) Opinion of SES Counsel. PASW shall have received opinions, dated as of the Effective Date, from Macleod Dixon LLP, Canadian counsel for SES, in form and substance reasonably satisfactory to SES.

ARTICLE 7
INDEMNIFICATION

7.1 Survival of Representations and Warranties

Notwithstanding the completion of the transactions contemplated by this Agreement or any investigation made by or on behalf of any party, the representations and warranties of SES, PASW and the Majority Shareholder contained in articles 3 and 4 and the representations and warranties contained in any document or certificate given pursuant to this Agreement shall survive the Effective Date and continue in full force and effect for a period of two years. No claims with respect to the representations and warranties of the parties contained in this Agreement or in any document or certificate given pursuant to the provisions hereof shall be made unless notice in writing of such claim has been given by the party making the claim to the other party within two years of the Effective Date.

7.2 Indemnification

Each party (the "Indemnifying Party") indemnifies and agrees to hold the other party (the "Indemnified Party") harmless from and against all claims, demands, liabilities, losses, damages, costs, expenses (including legal, expert and other such expenses) fines and penalties which the Indemnified Party may incur, suffer, sustain or become subject to, as a result of or arising out of any breach by the Indemnifying Party of any representation, warranty, covenant or agreement contained in this Agreement or in any agreement or other documentation delivered by the Indemnifying Party pursuant to the provisions hereof.

ARTICLE 8
ADDITIONAL AGREEMENTS

PASW and SES each agree to take the following actions after the execution of this Agreement.

8.1 Meeting

PASW shall call a meeting of its securityholders entitled to vote to be held within 45 days after the SEC has indicated that it has no further comments on the Proxy Statement for the purpose of voting upon:

(a) the issuance of such number of shares of PASW Common Stock as are necessary to consummate the Amalgamation including those issuable on the exchange of the Exchangeable Shares;

(b) the amendment of the charter documents of PASW to authorize the issuance of the Voting Share contemplated in the Voting and Exchange Trust Agreement attached as Exhibit C;

(c) the election of the directors of PASW, to hold office from and after the Effective Date until the next annual meeting of securityholders of PASW or until their successors are elected or appointed, in accordance with the provisions of Section 8.7;

(d) a change of the name of PASW to such name as SES shall determine;

(e) the consolidation of the shares of PASW Common Stock on a one-for-three basis;

(f) the revision of the terms of the Warrants (reducing the exercise price to $4.00 per share and extending the time during which the Warrants may be exercised);

(g) a change in the domicile of PASW from California to Nevada;

(h) any amendments required to the PASW Option Plan to permit the options granted under the SES Option Plan to be exchanged for options to acquire PASW Common Stock; and

(i) such other matters of business as requested by SES.

and PASW shall, through its board of directors, recommend to its securityholders in the Proxy Statement approval of such matters. PASW may only change such recommendation in the event that the board of directors of PASW concludes, in good faith, after receiving the written advice of outside counsel, that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duty.

8.2 The Closing

The Closing of the transactions contemplated by this Agreement will take place at the offices of Macleod Dixon LLP on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the first business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by SES and PASW. Each of PASW and SES hereby agree to use their reasonable best efforts to cause their respective Canadian and United States legal counsel to render opinions, dated as of the Effective Date, in respect of such matters related to the transactions contemplated by this Agreement and the Amalgamation as may be reasonably requested by the other party. Concurrently with the Closing, the Amalgamation will be filed with the Registrar under the ABCA.

8.3 Ancillary Documents/Reservation of Shares

(a) Provided all other conditions of this Agreement have been satisfied or waived and the agreements referred to in Section 8.3(b) have been executed and delivered, SES shall, on the Closing Date, file Articles of Amalgamation pursuant to Section 176 of the ABCA to give effect to the Amalgamation.

(b) On the Closing Date:

(i) PASW and AcquireCo shall execute and deliver a Support Agreement containing substantially those terms and conditions set forth in Exhibit B, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

(ii) PASW, AcquireCo and a Canadian trust company to be mutually agreeable to PASW and SES, acting reasonably, shall execute and deliver a Voting Trust and Exchange Rights Agreement containing substantially those terms and conditions set forth in Exhibit C, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably, and PASW shall issue the Voting Share contemplated in such Agreement to such trust company in accordance with such agreement.

(c) On or before the Closing Date, PASW will reserve for issuance such number of shares of PASW Common Stock as shall be necessary to permit the exchange of SES Options for PASW Options and to permit the exchange of the Exchangeable Shares.

8.4 PASW Board of Directors

The Board of Directors of PASW shall be reconstituted as of the Effective Date so that there shall be five directors, one of whom shall be a nominee of PASW and four of whom shall be nominees of SES.

8.5 Tax Elections

Holders of SES Common Shares who are residents of Canada for the purposes of the ITA and who receive Exchangeable Shares pursuant to the Amalgamation shall be entitled to make an income tax election pursuant to subsection 85(1) or (2) of the ITA with respect to the transfer of their SES Common Shares to AcquireCo by providing two signed copies of the necessary election forms to AcquireCo within 90 days following the Effective Date, fully completed with the details of the number of SES Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA, the forms will be signed by AcquireCo and returned to such holders for filing with the Canada Customs and Revenue Agency.

ARTICLE 9
MISCELLANEOUS

9.1 Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by recognized overnight courier, by facsimile (receipt confirmed) or mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to PASW or AcquireCo:

PASW, Inc.

3101 W. Coast Highway, Suite 100

Newport Beach, CA 92663

Attention: Mr. William E. Sliney, Chairman

Fax: (805) 492-6623

with a copy to:

Aaron Grunfeld, Esq.

Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, Fourth Floor

Los Angeles, CA 90025-5058

Fax: (310) 552-3209

(b) if to the Majority Shareholder:

Glenn P. Russell

5440 Fairview Place

Agoura Hills, CA 91301

Fax: (818) 889-5265

(c) if to SES:

Simmons Energy Services Inc.

700, 1207 - 11 Avenue S.W.

Calgary, Alberta T3C 0M5

Attention: Mr. Walter Dawson, Chairman

Fax: (403) 245-5156

with a copy to:

Marlene Stewart

Macleod Dixon LLP

3700, 400 Third Avenue S.W.

Calgary, Alberta T2P 4H2

Fax: (403) 264-5973

9.2 Severability

If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

9.3 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart and that delivery may be effected by means of facsimile transmission.

9.4 Miscellaneous

This Agreement, which includes the Exhibits hereto, and any other documents referred to herein or contemplated hereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.5 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including without limitation validity, construction, effect, performance and remedies.

9.6 Amendment and Waivers

Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby which writing expressly refers to this Agreement and the operation of the provisions of this Section 9.6. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the SES securityholders, or the PASW stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the SES securityholders or the PASW stockholders without obtaining such further approval.

9.7 Expenses

Except as otherwise provided herein, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

9.8 Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the terms and provisions of this Agreement.

Executed and delivered.

                                                                                                          PASW, Inc.

                                                                                                          Per:   Mr. William E. Sliney, Chairman

                                                                                                          Glenn P. Russell

                                                                                                          SIMMONS ENERGY SERVICES INC.

                                                                                                          Per:   Mr. Walter Dawson, Chairman